Exhibit 99.1
For Immediate Release
PostRock Reports Second Quarter Results
OKLAHOMA CITY — August 10, 2011 — PostRock Energy Corporation (NASDAQ: PSTR) today announced results for the second quarter of 2011. Oil and gas revenues totaled $21.5 million, a 7.0% increase from the prior-year quarter. The increase was due to a 10.7% higher realized gas equivalent price of $4.54, partially offset by lower production. Excluding asset sales, production fell 2.2% to an average of 52.1 Mcfe per day. The decrease was primarily due to lower than planned capital expenditures in the first half. Gathering revenue increased 4.0% to $1.53 million as pipeline revenue rose 10.5% to $2.5 million. Realized hedging gains in the quarter totaled $6.7 million, a 10.8% decrease from the prior-year.
     Production costs, including lease operating expenses (“LOE”) and production taxes totaled $11.4 million, a 5.0% decrease from the prior-year quarter. The decline was primarily due to lower production taxes. Production costs totaled $2.41 per Mcfe, compared to $2.45 in the prior year. During the quarter, the Company earned $1.5 million from third party gathering fees. Pipeline operating expense totaled $1.4 million, an 18.5% decrease from the prior-year quarter, due primarily to a reduction in capacity expense. General and administrative expense totaled $5.1 million, a 34.9% decrease from the prior-year period, primarily due to the absence of refinancing expenses.
     In July, the settlement of all royalty claims in Oklahoma, which had been reported in June, became final and the $5.6 million cost was paid. In the second quarter, PostRock had added $100,000 to its litigation reserve. That left the litigation reserve at $5.0 million after the Oklahoma settlement. The remaining reserve represents the estimated exposure to certain Kansas royalty litigation. The Kansas royalty dispute represents the last material liability remaining from PostRock’s predecessors. The Company hopes to settle the suit but, in the absence of a settlement, will continue to vigorously defend it.
Hedges
     PostRock holds natural gas hedges covering 37 Mmcf a day for the second half of 2011 at an average price of $6.33 per Mcf. Hedges covering 30.1 Mmcf a day in 2012 and 24.7 Mmcf a day in 2013 at an average price of $6.56 and $6.58 per Mcf, respectively are also held. The fair value of these hedges at June 30, 2011 totaled $49.6 million. Their value changes daily based on oil and gas price fluctuations and the monthly roll off of hedges.

	Remainder of 2011		2012		2013
	Price	Volume	Price	Volume	Price	Volume
	(Mmbtu)	(Mmbtu)	(Mmbtu)	(Mmbtu)	(Mmbtu)	(Mmbtu)
Southern Star Gas Swaps	$6.38	2,512,482	$6.72	2,000,004	—	—
NYMEX Gas Swaps	$6.99	4,310,136	$7.22	9,000,000	$7.28	9,000,003
Southern Star Basis Swaps	$(0.69)	4,310,136	$(0.70)	9,000,000	$(0.71)	9,000,003

	(Bbl)	(Bbls)	(Bbl)	(Bbls)	(Bbl)	(Bbls)
NYMEX Oil Swaps	$85.90	24,000	$87.90	42,000	—	—
Constellation Energy Partners
     On August 8, the Company announced that it had purchased a majority of Constellation Energy Group, Inc.’s (NYSE: CEG) interests in Constellation Energy Partners LLC (NYSE: CEP). In the transaction, PostRock acquired all 485,065 Class A Member Interests and 3,128,670 Class B Member Interests. In combination, the acquired units represent a 14.9% interest in CEP. CEG’s consideration was comprised of $6.6 million of cash, 1 million shares of PostRock common stock and warrants to acquire an additional 673,822 shares of PostRock. Of the warrants, 224,607 are exercisable for one year at an exercise price of $6.57 a share, 224,607 are exercisable for two years at $7.07 a share and 224,608 for three years at $7.57 a share. The cash was funded with borrowings on PostRock’s bank facility.
Debt and Liquidity
     At June 30, 2011, PostRock had $192.0 million of debt, consisting of $183.0 million of Borrowing Base loans and $9.0 million of pipeline debt. The pipeline loan is being paid off in equal monthly installments through March 2012. Debt fell $11.9 million during the quarter as proceeds from the final phase of the Appalachian asset sale and approximately 141,000 newly issued common shares fully satisfied the QER loan. Other debt was reduced $1.5 million, as pipeline debt was reduced $3 million and $1.5 million additional was drawn under the Borrowing Base Facility.
     At the end of July, the Company’s Borrowing Base was re-determined based on its reserves at March 31, 2011. Primarily as a result of lower lender gas price projections and the roll off of hedges, the Borrowing Base was lowered to $200 million. PostRock’s next redetermination will become effective April 30, 2012 based on year-end reserves. Including $1.7 million of outstanding letters of credit and $0.7 million of cash, available liquidity following the CEP transaction on August 8, 2011 approximated $5.0 million.
Capital Expenditures
     In the first half, capital expenditures totaled $16.1 million, a $0.5 million decrease from the prior-year period. Spending was 39% less than budget for the period. First half capital expenditures included $13.7 million spent on development, $1.4 million on equipment and maintenance, $0.6 million on land and $0.4 million relating to the KPC Pipeline.

	December 31,	June 30,
	2010	2011
	(in thousands)
Cash and equivalents	$730	$1,305

Long-term debt (including current maturities)
Borrowing Base Facility	$187,000	$183,000
Secured Pipeline Loan	13,500	9,000
QER Loan	19,721	—

Total	$220,221	$192,000

Redeemable Preferred Stock	$50,622	$53,634
Stockholders’ deficit	$(12,792)	$(10,049)

Total capitalization	$258,051	$235,585

Management Comment
     Terry Carter, PostRock’s President and Chief Executive Officer said, “Substantial progress was made in the second quarter. Production increased modestly and operating costs were reduced compared to the first quarter. We closed on the final phase of our Appalachian asset sale and the proceeds extinguished our QER loan. Shortly after quarter-end, we finalized our Oklahoma royalty settlement. We continue to try to resolve our Kansas royalty litigation. Finally, we concluded the purchase of a 14.9% interest in Constellation Energy Partners earlier this week. We hope the transaction will help us pursue improved efficiency in the Cherokee Basin through the consolidation of operations with CEP and/or other operators in the Basin.”
     “During the first half, we drilled and connected 45 development wells, completed 10 new wells drilled in prior periods, recompleted or connected 54 wells and returned 49 wells to production in the Cherokee Basin. Though individual well results varied by area, production from the wells is meeting expectations. Given our desire to better understand the results, certain projects were deferred and expenditures are running at a somewhat reduced pace at present.”
     “Our KPC Pipeline continues to benefit from cost reductions and increasing utilization. Our gross margin improved 95% from the year ago period. We believe the pipeline may well have significant additional value due to its location in the emerging Mississippian play. We are exploring different options to try to capitalize on this.”
     PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City
Webcast and Conference Call
     PostRock will host its quarterly webcast and conference call tomorrow, Thursday, August 11, 2011 at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at

www.pstr.com, where it will also be available for replay. The conference call number for participation is 866-516-1003.
Forward-Looking Statements
     Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contacts
Jack Collins	North Whipple
Chief Financial Officer	Manager, Corporate Development & Investor Relations
(405) 702-7460	(405) 702-7423
Reconciliation of Non-GAAP Financial Measures
     PostRock defines adjusted EBITDA as net income (loss) before income taxes; interest expense, net; depreciation, depletion and amortization; other (income) expense; change in fair value of derivative instruments; loss (recovery) from misappropriation of funds; stock based compensation and impairments. The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the period presented

	Three Months Ended June 30,
	(Predecessors) 2010	2011
Net income (loss) attributable to controlling interest	$(9,587)	$7,531
Adjusted for:	—	—
Net income (loss) attributable to non-controlling interest	—	—
Interest expense, net	6,325	2,633
Depreciation, depletion, accretion and amortization	4,905	6,836

EBITDA	$1,643	$17,000

Other (income) expense, net	(19)	164
(Gain) from troubled debt restructuring	—	(1,647)
Unrealized (gain) loss from derivative financial instruments	8,080	1,103
Stock based compensation	551	1,041
Loss (Gain) on disposal of assets	(32)	(2,435)

Adjusted EBITDA	$10,223	$15,226

Legal expense	124	238
Other addbacks	1,744	53
Excluded subsidiaries	(541)	61

Debt Covenant EBITDA	$11,550	$15,578

     Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion, amortization and accretion, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2010	2011
Revenues
Oil and gas sales	$20,120	$21,525
Gathering	1,474	1,533
Pipeline	2,232	2,466

Total	23,826	25,524
Costs and expenses
Production expense	12,005	11,406
Pipeline expense	1,664	1,356
General and administrative	7,910	5,148
Litigation reserve	50	100
Depreciation, depletion and amortization	4,905	6,836
(Gain) loss on sale of assets	(32)	(2,435)

Total	26,502	22,411

Operating income (loss)	(2,676)	3,113

Other income (expense)
Gain (loss) from derivative financial instruments	(605)	5,568
Gain on forgiveness of debt	—	1,647
Other income (expense), net	19	(164)
Interest expense, net	(6,325)	(2,633)

Total	(6,911)	4,418

Income (loss) before income taxes	(9,587)	7,531
Income taxes	—	—

Net income (loss)	(9,587)	7,531
Net income attributable to non-controlling interest	—	—

Net income (loss) attributable to controlling interest	$(9,587)	$7,531
Preferred dividends	—	(1,915)
Accretion of redeemable preferred stock	—	(380)

Net income (loss) available to common stock	$(9,587)	$5,236

Net income (loss) per common share
Basic	$(1.19)	$0.63

Diluted	$(1.19)	$0.28

Weighted average common shares outstanding
Basic	8,049	8,311

Diluted	8,049	18,792

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2010	2011
		(Unaudited)
ASSETS
Current assets
Cash and equivalents	$730	$1,305
Accounts receivable - trade, net	11,845	11,092
Other receivables	1,153	2,357
Inventory	6,161	5,088
Other	2,799	7,949
Derivative financial instruments	31,588	29,714

Total	54,276	57,505
Oil and gas properties, full cost accounting, net	116,488	119,443
Pipeline assets, net	61,148	60,229
Other property and equipment, net	15,964	15,091
Other, net	9,303	4,932
Derivative financial instruments	39,633	30,593

Total assets	$296,812	$287,793

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$7,030	$6,139
Revenue payable	5,898	5,557
Accrued expenses and other current liabilities	7,190	11,257
Litigation reserve	1,020	10,620
Current portion of long-term debt	10,500	9,000
Derivative financial instruments	3,792	4,669

Total	35,430	47,242
Long-term debt	209,721	183,000
Asset retirement obligations	7,150	7,516
Other	—	400
Derivative financial instruments	6,681	6,050

Total liabilities	258,982	244,208

Commitments and contingencies	—	—
Series A Cumulative Redeemable Preferred Stock	50,622	53,634

Stockholders’ equity
Preferred stock	2	2
Common stock	82	84
Additional paid-in capital	377,538	376,609
Accumulated deficit	(390,414)	(386,744)

Total deficit	(12,792)	(10,049)

Total liabilities and equity	$296,812	$287,793

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	(Predecessors)
	January 1, 2010	March 6, 2010	Six Months
	to March 5,	to June 30,	Ended June 30,
	2010	2010	2011
Cash flows from operating activities
Net income	$21,736	$7,423	$3,670
Adjustments to reconcile net income to cash provided by operations
Depreciation, depletion and amortization	4,164	6,008	13,727
Stock-based compensation	808	634	1,341
Amortization of deferred loan costs	2,094	1,558	848
Change in fair value of derivative financial instruments	(21,573)	(7,359)	11,160
Litigation reserve	—	—	9,600
Loss (gain) on disposal of property and equipment	—	140	(12,357)
Gain on forgiveness of debt	—	—	(1,647)
Other non-cash changes to net income	—	111	(100)
Change in assets and liabilities
Receivables	777	4,098	(426)
Payables	743	1,410	(2,859)
Other	468	(2,317)	(1,486)

Cash flows from operating activities	9,217	11,706	21,471

Cash flows from investing activities
Restricted cash	(1)	154	28
Proceeds from sale of oil and gas properties	—	101	10,682
Equipment, development, leasehold and pipeline	(2,282)	(9,944)	(15,287)

Cash flows from investing activities	(2,283)	(9,689)	(4,577)

Cash flows from financing activities
Proceeds from debt	900	2,100	—
Repayments of debt	(41)	(13,215)	(16,319)

Cash flows from financing activities	859	(11,115)	(16,319)

Net increase (decrease) in cash	7,793	(9,098)	575
Cash and equivalents-beginning of period	20,884	28,677	730

Cash and equivalents-end of period	$28,677	$19,579	$1,305